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                                                                   Exhibit 10.46

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made October 1, 1998 by and between BAR TECHNOLOGIES, INC., REPUBLIC ENGINEERED STEELS, INC., AND RES ACQUISITION CORP., Delaware corporations, (hereinafter "Company" shall refer to these entities and to the survivor entity in any combination of such entities) and JOSEPH F. LAPINSKY (the "Executive").

                                    RECITALS
                                    --------

         In order to induce the Executive to serve as the President and Chief Operating Officer (the "COO") of the Company, the Company desires to provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

         The Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth. Executive acknowledges that his acceptance of this Agreement is a release of claims to any payments or benefits under any previous agreements with Republic Engineered Steels, Inc., including, without limitation, the Change of Control Agreement, which agreements are superseded by this Agreement.

         It is therefore hereby agreed by and between the parties as follows:

         1. EMPLOYMENT.

            1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as the President and COO. In this capacity, the Executive shall report to the Chief Executive Officer of the Company (the "CEO") and shall have the customary powers, responsibilities and authorities of President and COO of corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the CEO. It is understood by the parties that the size, type, and nature of the Company is expected to expand rapidly via acquisition or other business combination and that Executive's duties will be commensurate with the duties of a President and COO of such expanded enterprise.

            1.2 Subject to the terms and conditions of this Agreement, the Executive hereby accepts employment as the President and COO of the Company commencing as of October 1, 1998, and agrees to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the CEO. During the term of Employment, the Executive also agrees to serve, if elected, as an officer and/or director of any Subsidiary of the Company, without the payment of any additional compensation therefor.

            1.3 Nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs, from managing any passive investment (I.E., an investment with respect to which the Executive is in no way involved with the management or operation of the entity in which the Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of the CEO) or from serving, subject to the prior approval of the CEO,


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as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the CEO required herein shall not be unreasonably withheld.

         2. TERM OF EMPLOYMENT. The Executive's term of employment under this Agreement (the "Term of Employment") shall commence on October 1, 1998 and, subject to the terms hereof, shall terminate on the earlier of (i) September 30, 2001, (the "Initial Term") or (ii) termination of the Executive's employment pursuant to this Agreement; provided, however, that subsequent to the Initial Term, the Executive's Term of Employment under this Agreement shall automatically renew annually each October 1 for one year renewal terms (the "Renewal Term"); unless the Company shall deliver to the Executive or the Executive shall deliver to the Company written notice, at least 90 days prior to the expiration of the Initial Term or any Renewal Term, that the Term of Employment shall not be extended, in which case the Term of Employment will end at its then scheduled expiration date and shall not be further extended except by written agreement of the Company and the Executive.

         3. COMPENSATION.

            3.1 SALARY. During the Initial Term of the Executive's employment under the terms of this Agreement, the Company shall pay Executive a base salary ("Base Salary") at the rate of not less than Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the CEO shall, in good faith, review and, if determined by the CEO to be appropriate, increase the Executive's salary at least annually and in accordance with the Company's customary procedures and practices regarding the salaries of senior executives, which procedures and practices, for example, will include a review of the performance of the Company and the Executive, and any increase in the cost of living during the relevant period. Increases in the rate of salary, once granted, shall not be subject to revocation or decrease thereafter.

            3.2 ANNUAL BONUS. (a) In addition to his base salary, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). Annual Bonus amounts payable to the Executive shall be determined in the sole discretion of the CEO and those members of the Board of Directors who were nominated and elected at the request of Blackstone. Subject to the foregoing, the Annual Bonus shall be determined in accordance with the Company's customary procedures and practices regarding bonus awards to senior executives, which procedures and practices, for example, shall include an evaluation of the Company's progress in meeting its cash flow targets during the relevant period; notwithstanding the foregoing, the Annual Bonus shall not be less than One Hundred Thousand Dollars ($100,000) for the fiscal years ending December 31, 1999 and December 31, 2000 (the "Minimum Bonus"). A pro rata amount will be added to the 1999 bonus for the period October 1, 1998 through December 31, 1998. If EBITDA (as such term is defined in paragraph (c) below) equals or exceeds the EBITDA targets hereafter set by the CEO and/or the Board in consultation with Executive for any fiscal year under this Agreement (except 1998), the Annual Bonus shall be at least One Hundred Fifty Thousand Dollars ($150,000) (the "Target Bonus"); provided, however, that such methodology for the




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determination of the Annual Bonus shall only be utilized until such time as a formula based on increase in shareholder value is mutually agreed upon by the parties hereto; provided, further, if due to conditions beyond the Executive's control, the EBITDA targets are not met for any fiscal year during the Term of this Agreement, or targets are not met under such other methodology as is being utilized for any fiscal year during the Term of this Agreement, the CEO and the Board, in their sole discretion, may override such targets, and award the Executive an Annual Bonus irrespective of the achievement of such targets. "Blackstone" shall mean, collectively, Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment Partnership II L.P., The Blackstone Group L.P. and their affiliates.

            (b) The Annual Bonus shall be payable as soon as practicable after December 31 of each calendar year in which such Annual Bonus was earned (the "Bonus Term"); but in any event, the Annual Bonus shall be paid no later than 90 business days following the end of the Bonus Term; provided, however, no Annual Bonus shall be payable unless the Executive is employed on the last day of each such Bonus Term. The proviso in the previous sentence shall not apply if the Executive's employment is terminated pursuant to Section 6.1 or 6.4 of this Agreement.

            (c) For purposes of this Section 3.2 "EBITDA" shall mean the consolidated net income of the Company for the bonus period plus, to the extent deducted in computing such consolidated net income, without duplication, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) any special charges (including, without limitation, any noncash fees or expenses incurred in connection with the Transactions) and any extraordinary or non-recurring losses, (e) monitoring and management fees paid to any of the funds, the Veritas Entities and/or their respective Affiliates, (f) dividend payments on and mandatory redemptions of the Bethlehem Preferred Stock, in each case made in accordance with the terms thereof and to the extent permitted by Section 6.06(d), (g) noncash expenses incurred in connection with an employee stock ownership plan and (h) other noncash items reducing consolidated net income, minus, to the extent added in computing such consolidated net income, without duplication, (i) interest income, (ii) extraordinary or nonrecurring gains and (iii) other noncash items increasing consolidated net income.

All terms and section references in the above definition of EBITDA shall have the same meaning as in the Credit Agreement by and between Bar Technologies, Inc., Bliss & Laughlin Steel Company, the Lenders named therein and Chemical Bank Delaware dated as of April 2, 1996.

            3.3 RETENTION BONUS. Executive shall receive a retention bonus of One Hundred Seventy-Five Thousand Dollars ($175,000) ("Retention Bonus") within 30 days after the Executive's Term of Employment commences.

            3.4 SIGNING BONUS. Executive shall receive a signing bonus of $105,000 ("signing Bonus") within 30 days after the Executive's Term of Employment commences. If the Executive resigns or the Executive's Term of Employment is terminated for Cause (as defined in Section 6.2(b) hereof), the Executive shall immediately repay the following portion of the Signing Bonus to the Company (less the applicable portion of any federal, state or local income tax paid


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by the Executive on the Signing Bonus): if such resignation or termination occurs (i) on or before September 30, 1999, 100%; (ii) after September 30, 1999 but on or before September 30, 2000, 66.67%; or (iii) after September 30, 2000 but on or before September 30, 2001, 33.33%.

         4. EMPLOYEE BENEFITS.

            4.1 STOCK OPTIONS. The Executive shall be eligible to receive through an option plan one and one-half percent (1.5%) of the total available authorized and outstanding common shares plus options on a fully diluted basis (including all equity or options of the entire management team) of the survivor entity of the business combination between Bar Technologies, Inc. and Republic Engineered Steels, Inc. Such option shall be subject to dilution that may result from any other action or transaction involving shares of Company. The Executive shall receive the benefits of an Option Agreement (the "Option Agreement"), which Option Agreement shall be drafted subsequent to the signing of this Agreement and which Option Agreement shall contain terms substantially similar to the Option Term Sheet, a copy of which is attached hereto as Appendix A. The Executive shall also be eligible to participate in a performance stock plan on a pro rata basis like other key executives, said plan to be developed at a later date.

            4.2 EMPLOYEE WELFARE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide the Executive while employed hereunder with coverage under all welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

            4.3 VACATION. The Executive shall be entitled to twenty (20) business days paid vacation each calendar year, which shall be taken at such times as are consistent with the Executive's responsibilities hereunder. Any vacation days not taken by March 31 of the following year, unless approved by the CEO, shall be forfeited without pay.

            4.4 ADDITIONAL PERQUISITES. During the Executive's employment hereunder, the Company shall provide the Executive with (i) term life insurance in an amount equal to two (2) times Base Salary; (ii) payment for initiation fees at a social, dining, athletic or country club that the CEO has approved for use by Executive for priority business entertainment purposes; (iii) the right to participate in the 401(k) plan; (iv) long-term disability coverage providing a monthly benefit of Fifteen Thousand Dollars ($15,000); (v) a one-thousand dollar ($1,000) annual allowance for tax return preparation expenses; and (vi) a one-time one-thousand dollar ($1,000) allowance for legal fees incurred in reviewing this Agreement. Executive shall provide documentation of expenses under items (v) and (vi) as requested by Company.

         5. EXPENSES. Subject to prevailing Company policy or such guidelines as may be established by the CEO, the Company will reimburse the Executive for all reasonable expenses incurred by the Executive in carrying out his duties.




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         6. TERMINATION OF EMPLOYMENT.

            6.1 TERMINATION NOT FOR CAUSE OR FOR GOOD REASON. (a) The Company or Executive may terminate the Executive's Term of Employment at any time for any reason by written notice. If the Executive's employment is terminated (i) by the Company at the end of the Initial or any Renewal Term by giving notice of nonrenewal under Section 2, or by the Company prior to the end of the Initial Term or any Renewal Term, for any reason other than Cause (as defined in Section 6.2(b) hereof), Disability (as defined in Section 6.3 hereof) or death or (ii) by the Executive for Good Reason (as defined in Section 6.1(b) hereof) the Company shall continue to pay Executive's Base Salary and the Minimum Bonus or the Target Bonus, as applicable, for the longer of (i) the remainder of the Initial Term or any Renewal Term, if applicable, in effect immediately prior to the termination or (ii) one year, with such payments to be made in accordance with the terms of Sections 3.1 and 3.2. In addition, Executive shall, during the period that he continues to be compensated under this Agreement, continue participation and benefits under Company's welfare benefit plans and programs that he is otherwise participating in prior to cessation of employment; provided that, if such participation and benefits cannot be provided under the terms of the applicable plans or programs, the Company shall pay or reimburse Executive his costs for substantially equivalent coverage.

            (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

                (i) A reduction by the Company in Executive's Base Salary, a reduction of the Minimum Bonus or Target Bonus, or a material change to the formula used to determine bonus awards, provided that a change to such formula that is mutually agreed to by the parties as contemplated under Section 3.2 shall not be "Good Reason" for this purpose; or

                (ii) A substantial diminution or material adverse change in the Executive's duties, responsibilities or reporting responsibility, unless due to a promotion or increased responsibility; or

                (iii) Relocation of Executive's primary work site to a location more than fifty (50) miles from the Company's headquarters in Seven Hills, Ohio; provided, however, that a relocation of the Company's headquarters within the State of Ohio shall not constitute "Good Reason" for this purpose.

            6.2 VOLUNTARY TERMINATION BY THE EXECUTIVE; DISCHARGE FOR CAUSE. (a) In the event that the Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined or (ii) by the Executive other than for Good Reason, Disability or death, the Executive shall only be entitled to receive (i) any Base Salary accrued but unpaid prior to such termination, (ii) any earned but unpaid bonus from a prior Bonus Term, and (iii) any benefits provided under the employee benefit programs, plans and practices referred to in Section 4.2 hereof, in accordance with their terms. After the termination of the Executive's employment under this Section 6.2, the obligations of the Company under this Agreement to make any further payments,


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or provide any benefit specified herein, to the Executive shall thereupon cease and terminate, except any benefits that may be required by federal or state law.

            (b) As used herein, the term "Cause" shall be limited to (i) willful gross misconduct by the Executive in the performance of his duties hereunder,
(ii) willful gross neglect by the Executive of his duties hereunder (other than due to Disability, as such term is defined in Section 6.3 hereof) or repeated and willful failure to follow reasonable instructions of the CEO, (iii) any breach of the provisions of Section 11 of this Agreement by the Executive or
(iv) conviction or plea of guilty or nolo contendere by the Executive to any felony (or indictable offense). Termination of the Executive pursuant to this
Section 6.2 shall be made by delivery to the Executive of written notice, given at least 30 days prior to such Termination, from the CEO specifying the particulars of the conduct by the Executive set forth in any of clauses (i) through (iv) above. Termination shall be effective on the date set forth in the notice, unless within 30 days after receiving such notice, the Executive shall have cured Cause to the reasonable satisfaction of the Board of Directors; provided, however, that no cure shall be possible for (A) any breach of Section 11 of this Agreement by the Executive or (B) a conviction or plea of nolo contendere by the Executive to any felony (or indictable offense); and provided further that Executive may be required to vacate Company premises prior to the effective date of termination in those instances.

            6.3 DISABILITY. In the event that Executive is unable to perform his duties under this Agreement on account of a disability which continues for one hundred eighty (180) consecutive days or more, or for an aggregate of one hundred eighty (180) days in any period of twelve (12) months, Company may, in its discretion, terminate Executive's employment hereunder and Company's obligation to make payments under Section 3 shall, except for earned but unpaid salary and bonuses, cease immediately upon such termination, or, if later, shall cease on the date Executive becomes entitled to benefits under the Company's long-term disability program. The Company may, in its discretion, require written confirmation from a physician of Disability during any extended absence. For purposes of this Agreement, "Disability," shall be defined by the terms of the Company's long-term disability policy, or, in the absence of such policy, as a physical or mental disability that prevents Executive from performing substantially all of his duties under this Agreement and which is expected to be permanent. The commencement date and expected duration of any physical or mental condition that prevents Executive from performing his duties hereunder shall be determined by a medical doctor selected by mutual agreement between Executive and the Company.

            6.4 DEATH. In the event of the Executive's death during his Term of Employment hereunder or at any time thereafter while payments are still owing to the Executive under the terms of this Agreement, all obligations of the Company to make any further payments, other than the obligation to pay any accrued but unpaid Base Salary and a pro rata share of the prior year's Annual Bonus, shall terminate upon the Executive's death, and benefits shall become payable under the Company's life and accidental death insurance program in accordance with its terms. 1.1


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            6.5 NO FURTHER NOTICE, COMPENSATION OR INDEMNITY. (a) The Executive
understands and agrees that he shall not be entitled to any further notice, compensation or indemnity upon Termination of Employment under this Agreement other than amounts specified in this Section 6 and the Option Shares as set forth in Appendix A hereto. Executive shall not have any obligation to seek comparable employment following such termination or resignation. However, any payment hereunder shall be offset by any compensation the Executive earns with a new employer or from self-employment, but no such offset shall apply to any compensation earned by Executive if his employment with Company is terminated within twelve (12) months of a Change in Control (i) by the Company or successor other than for Cause (as defined in Section 6.2) or (ii) by Executive for Good Reason (as defined in Section 6.1).

                (b) A "Change in Control" occurs on the first date on which the holdings of Blackstone (as defined in Section 3.2 above) or Veritas, or the combined holdings of Blackstone and Veritas, do not represent more than 50% of the voting control of the Company. "Veritas" means "Veritas Entities or their respective Affiliates", as that term is defined in the Credit Agreement by and between Bar Technologies, Inc., Bliss & Laughlin Steel Company, the Lenders named therein and Chemical Bank Delaware dated as of April 2, 1996.

            6.6 THE EXECUTIVE'S DUTY TO PROVIDE MATERIALS. Upon the termination of the Term of Employment for any reason, the Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in the Executive's possession or under his control, including all copies of any of the foregoing; provided, however, the Executive shall not be required to surrender his personal rolodex, telephone book and personal materials.

            6.7 CERTAIN REDUCTION OF PAYMENTS.

            (a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any portion of the sum of (i) the amounts paid or payable to the Executive or for the Executive's benefit under the Agreement (the "Agreement Benefits") and (ii) the amount of all other payments, and the value of all other benefits received or to be received by the Executive or for the Executive's benefit (collectively, along with Agreement Benefits, referred to as "Benefits"), is likely to result in the imposition of a tax to the Executive or his estate under Code Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), the aggregate present value of the Agreement Benefits yet to be paid to the Executive shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Agreement, "Reduced Amount" shall be an amount expressed as a single sum that maximizes the aggregate present value of Agreement Benefits previously paid and yet to be paid to the Executive without causing the aggregate of any Benefits previously paid and yet to be paid to the Executive to be subject to taxation to the Executive or his estate under Section 4999 of the Code. The provisions of this subsection
(a) and subsection (b) shall be applied in a manner that is consistent with the provisions


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of subsection (c) below, and to the extent required, the provisions of subsection (c) shall supersede the provisions of this subsection (a) and subsection (b) to permit such consistency.

            (b) If, determined in a manner consistent with subsection (a) above, Agreement Benefits in excess of the Reduced Amount are paid to the Executive or for his benefit, or the Internal Revenue Service asserts that the amount of Benefits received by the Executive or for his benefit are in excess of the amounts not subject to tax under Section 4999 of the Code, and such assertion is determined to have a high probability of being successful, such excess amounts (hereinafter referred to as "Overpayments") shall be treated for all purposes as a loan to the Executive. The amount treated as a loan, together with interest at the applicable federal rate provided for in Section 1274(d) of the Code, shall be paid by the Executive to the Company as soon as practicable following the date the Executive is notified in writing of such Overpayments.

            (c) In the event that payment of any Benefits would result in all or a portion of such payment to be subject to excise tax under Section 4999 of the Code, then the Executive's payment shall be either (i) the full payment or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Code, results in the Executive's receipt, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.

            (d) All determinations required to be made under this Amendment shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Executive and the Company. All fees and expenses of the Accounting Firm shall be borne equally by the Executive and the Company.

         7. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

            To the Company:   Bar Technologies, Inc. and
                                  Republic Engineered Steels, Inc.
                              c/o Suite 100
                              5700 Lombardo Center Drive
                              Seven Hills, Ohio 44131-2545
                              Attention: Thomas N. Tyrrell

            with a copy to:   R. Jeffrey Pollock, Esq.
                               McDonald, Hopkins, Burke &
                                Haber Co., L.P.A.
                              600 Superior Avenue, Suite 2100
                              Cleveland, OH  44114



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                  To Executive:    Joseph F. Lapinsky
                                   8309 Blue Heron Drive
                                   Massillon, Ohio 44646

                  with a copy to:
                                   ------------------------
                                   ------------------------
                                   ------------------------
                                   ------------------------

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

         8. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

         9. ASSIGNMENT. This contract shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or, in the case of the Options, by trust for the benefit of the Executive's spouse and/or children or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company. If this Agreement is not assumed by a successor to Company, the Agreement may be terminated by Executive under the terms of Section 6.1(a) as a termination for Good Reason.

         10. AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

         11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NON-COMPETITION. (a) The Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information. For purposes of this Section 11(a), "Confidential Information" shall mean non-public information concerning the financial data,


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strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, Bliss & Laughlin Industries Inc. or their respective affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Executive's breach of the terms hereof).

            (b) In consideration of the Company's obligations under this Agreement the Executive agrees that during the period of his employment hereunder and for a period of twelve (12) months thereafter, without the prior written consent of the Board, (i) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company and (ii) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company at any time during the 12 months immediately preceding such solicitation.

            (c) For purposes of this Section 11, a business shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such purchases, sales or dealings or renders such services. Nothing in this Section 11 shall be construed so as to preclude the Executive from investing in any publicly or privately held company, provided the Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

            (d) The Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. The Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Executive agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive. Notwithstanding the expiration of the term of this Agreement, the provisions of this Section 11 hereunder shall remain in effect as long as is necessary to give effect thereto.

         12. BENEFICIARIES; REFERENCES. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal


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representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

         13. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

         14. ARBITRATION. Except as otherwise provided in Section 11(d) hereof, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration held in the City of Cleveland, Ohio and conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of the arbitration. Each party shall bear its own expenses in connection with any such arbitration and joint expenses shall be borne by both parties in equal portions.

         15. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Ohio without reference to rules relating to conflicts of law.

         16. EFFECT ON PRIOR AGREEMENTS. With the exception of any retention bonus otherwise payable to Executive on December 31, 1998 from Republic Engineered Steels, Inc., this Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and the Executive, including, without limitation, any Change of Control Agreement with Republic Engineered Steels, Inc. In accepting this Agreement, Executive releases all claims to any payments or benefits under such agreement or agreements.

         17. WITHHOLDING. The Company shall be entitled to withhold from payment any amount of withholding required by law.

         18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         19. INDEMNIFICATION. Executive shall be provided with the same indemnifications and directors and officers insurance coverages as apply to the key officers and directors of the Company.

                                                            COMPANY

                                                    /s/ Thomas N. Tyrrell
                                               ---------------------------------
                                                    Thomas N. Tyrrell, CEO

                                                           EXECUTIVE

                                                    /s/ Joseph F. Lapinsky
                                               ---------------------------------
                                                      Joseph F. Lapinsky

                                   APPENDIX A

                                OPTION TERM SHEET


EQUITY OWNERSHIP
----------------

STOCK OPTIONS                 Upon the effective date of the Agreement pursuant
                              to a stock option agreement including, among other provisions, the terms set forth below, the Company shall grant the Executive nonqualified options (or at Company's discretion, incentive stock options with or without nonqualified options) to purchase one and one-half percent (1.5%) of the total
                              Available Common Stock of Company. "Available
                              Common Stock" of the Company shall be defined as the authorized and outstanding common shares plus options on a fully diluted basis (including all equity or options of the entire management team), taking into account the effects of the contemplated merger and any related transactions to the merger.

OPTION TERM                   The option term shall be 10 years; provided,
                              however, that exercisable options shall expire earlier upon termination of employment as follows:

                              Termination for Cause/Quit w/o Good Reason:
                              Immediately upon termination of employment.

                              Termination w/o Cause/Quit w/Good Reason: the remaining term of the Agreement (i.e. during the applicable salary continuation period) plus three months.

                              A termination of employment at the expiration of the Agreement on account of the Company's notice of nonrenewal, or a termination during the term by mutual agreement of the parties: One year after termination of employment.

                              Death/Disability: One year after termination of employment.

                              Unexercisable options will terminate upon termination of employment, unless vesting acceleration is explicitly provided for.

OPTION EXERCISE PRICE         Options shall be granted at an exercise price
                              which is equal to the price per share paid by Blackstone.

EXERCISABILITY OF OPTIONS

     --VESTING                Options shall become exercisable with respect to
                              33 1/3% of the shares subject to such options on each September 30, 1999, 2000, 2001 respectively, if the Executive's Term of Employment continues through and includes such dates.

                              Options shall expire and no longer be exercisable following termination of employment by the Company for Cause, resignation by the Executive without Good Reason, or nonrenewal by Executive, but shall accelerate and become fully exercisable upon the earliest of (i) death, (ii) disability, (iii) termination without Cause or resignation for Good Reason (colletively, a "Good Termination"), or
                              (iv) on the first date on which the holdings of Blackstone (as defined in Section 3.2 above) or Veritas, or the combined holdings of Blackstone and Veritas, do not represent more than 50% of the voting control of the Company. "Veritas" means "Veritas Entities or their respective Affiliates", as that term is defined in the Credit Agreement by and between Bar Technologies, Inc., Bliss & Laughlin Steel Company, the Lenders named therein and Chemical Bank Delaware dated as of April 2, 1996. If the Company gives notice of nonrenewal at the expiration of the Initial or any renewal terms, unvested options shall vest in accordance with the schedule set forth above during the applicable salary continuation period; options that do not vest by that date shall terminate.

DILUTION OF STOCK OPTIONS     The Executive's exercisable and unexercisable
                              options shall be subject to the same dilution as may apply to all common stockholders, provided that the anticipated transaction referred to in
                              Section 4.1 of the Agreement shall not have a dilutive effect on the one and one-half percent
                              (1.5%) discussed herein.

ADJUSTMENTS                   In the event of any change in the outstanding
                              common stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, consolidation or merger, or similar event, the Board shall adjust appropriately the number of shares subject to options under this Term Sheet and make other revisions as it deems are equitably required.

NONTRANSFERABILITY            Except as otherwise provided herein, the Executive
                              cannot sell or otherwise transfer the options and shares purchased upon exercise of an option
                              ("Option Shares") prior to a Public Offering that includes Blackstone shares. Any sale of Option
                              Shares shall in all cases be completed in compliance with applicable securities laws.
                              Transfers of Option Shares shall be permitted in the event of death to beneficiaries of the estate, and during lifetime to trusts, the beneficiaries of which are the Executive, a charitable institution or institutions selected by Executive, or members of his family, and options may, in the event of death, be exercised by beneficiaries or the estate, subject in all cases to agreeing to be bound by the same terms as the Executive. As a condition to exercising options, the Executive must agree to be bound by the terms of the stockholders' agreement that will be drafted subsequent to the Employment Agreement.

RIGHTS The Executive shall have the same voting, dividend and other rights with respect to Option Shares as the Company's other common stockholders.

REGISTRATION RIGHTS/PUBLIC
OFFERING OPTION SHARES: It is expected that the stockholder agreement will provide piggyback rights.

                              OPTIONS: Immediately following the first Public Offering that includes Blackstone shares, the Company shall file, at its own expenses, an S-8 to register the shares subject to option, which shares shall be subject to an applicable "standard underwriter lock-up agreement."

TAGALONG/DRAGALONG RIGHTS     It is expected that the stockholder's agreement
                              will provide tagalong and dragalong rights.

PUTS AND CALLS                Puts and calls for the options and Option Shares
                              shall be as set forth in Appendix B; PROVIDED, HOWEVER, if there is a Change in Control prior to a Public Offering, any Option Shares or exercisable Options (i) may be put to the Company at the difference between FMV and the exercise price, but (ii) the Company shall not have a call;
                              PROVIDED, FURTHER, no put or call shall be consummated if such put or call would result in a violation of applicable law or the terms of any financing documents. There shall be no puts or calls subsequent to a Public Offering. An exercise period

                              (e.g., one year after termination of employment) will otherwise be specified for puts and calls.

--FAIR MARKET VALUE ("FMV")   If there is no public trading market for the
                              shares of the Company, the FMV of the shares will be the per share price, as determined by the Board in good faith; PROVIDED, HOWEVER, if the Executive or Executive's beneficiaries or estate disagree with the Board's determination, the FMV shall be determined by an independent nationally recognized, full service investment banker who follows the Company and is reasonably acceptable to both the Company and the Executive or Executive's beneficiaries or estate.

--PUBLIC OFFERING             Public offering shall mean the sale of the shares
                              of any class of the Company's stock to the public pursuant to an effective registration statement
                              (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act of 1933, as amended.

                                   APPENDIX B

                                 PUTS AND CALLS

---------------------------------------------------------------------------------------------------------
                       BAD TERMINATIONS                           GOOD TERMINATIONS
---------------------------------------------------------------------------------------------------------
                    FIRED FOR       QUIT W/O     FIRED W/O "CAUSE"/ QUIT       DEATH/DISABILITY
                     "CAUSE"         "GOOD       WITH "GOOD REASON"
                                    REASON"
---------------------------------------------------------------------------------------------------------
OPTION              Any Option     Any Option     Any Option Shares can         May put Option Shares
SHARES              Shares can     Shares can     be Called at FMV prior        to Company at FMV prior
                    be Called at   be Called      to a Public Offering.         to a Public Offering.
                    the lesser of  at the
                    cost or FMV.   lesser of      Any Option Shares may         No put or call subsequent
                                   cost or FMV.   be put to the Company         to a Public Offering.
                                                  at FMV prior to a
                    No Put.        No put.        Public Offering.

                                                  No put or call subsequent
                                                  to a Public Offering.

---------------------------------------------------------------------------------------------------------
OPTIONS             All Options    All Options    Options shall remain          Options shall remain
                    terminate      terminate      outstanding until             outstanding until
                    without any    without any    termination of the            termination of
                    payment.       payment.       Agreement plus 3              employment plus one year.
                                                  months.

                                                  May put Options to            May put Options to
                                                  the Company at the            Company at the
                                                  difference between            difference between
                                                  FMV and the exercise          FMV and the exercise
                                                  price prior to a              price prior to a Public
                                                  Public Offering.              Offering.

                                                  No put or call subsequent     No put or call subsequent
                                                  to a Public Offering.         to a Public Offering.

---------------------------------------------------------------------------------------------------------

* Options at Expiration of Employment Term: If employment terminates because the Executive gives notice of intent not to renew, all options shall terminate without payment at termination of employment in that event. If employment is terminated because the Company elects not to renew the Agreement, Executive shall vest in options during the applicable salary continuation period under Section 6.1. Unvested options at the end of such period shall terminate.